Exhibit 10.6

KNOWLES CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of [January 1, 2014])

Section 1. PURPOSE.

The Plan was established to administer the non-qualified deferred compensation liabilities with respect to certain employees of Knowles Corporation and its Affiliates under the Dover Corporation Pension Replacement Plan (as amended and restated as of January 1, 2010) (“Pension Replacement Plan”) and the Dover Corporation Deferred Compensation Plan (as amended and restated as of January 1, 2009) (“Dover Deferred Compensation Plan”). Knowles Corporation assumed such non-qualified deferred compensation liabilities in connection with the spin-off of Knowles Corporation by Dover Corporation. The assumption of such non-qualified deferred compensation liabilities by Knowles Corporation shall be determined in accordance with the terms of Article III of the Employee Matters Agreement dated as of [            ] by and between Dover Corporation and Knowles Corporation (“Employee Matters Agreement”).

Only those employees of Knowles Corporation and its Affiliates, with respect to which Knowles Corporation assumed liabilities under the Pension Replacement Plan or the Dover Deferred Compensation Plan pursuant to the Employee Matters Agreement, shall become Participants in this Plan. No other employees of Knowles Corporation and its Affiliates shall become Participants in the Plan on or after the Effective Date.

Participants in the Plan shall not defer any additional compensation under the Plan and their Accrued Benefits under the Pension Replacement Plan shall be frozen as of December 31,2013. Instead, a Participant’s Deferred Compensation Plan Account shall be credited with interest, or earnings or losses, as set forth in the Plan.

Section 2. DEFINITIONS.

Unless the context requires otherwise, the following words, as used in the Plan, shall have the meanings ascribed to each below:

“Account” shall mean a Participant’s Deferred Compensation Plan Account.

“Accrued Benefit” shall mean a Participant’s “Retirement Benefit” under the Pension Replacement Plan as of December 31, 2013. Each such Participant’s “Additional Years of Service”, “Applicable Percentage”, “Final Average Compensation”, “Compensation”, “Social Security Integration Level”, and “Years of Service” (as those terms are defined in the Pension Replacement Plan) shall be frozen as of December 31, 2013 and each such Participant’s “Retirement Benefit” under the Pension Replacement Plan shall be determined as of December 31, 2013. The Retirement Benefit so determined shall be a Participant’s Accrued Benefit under this Plan. The Accrued Benefit for all such Participants shall be 100% nonforfeitable, subject to forfeiture in the event of termination for Cause as provided in Section 5.1(e).

“Affiliate” shall have the same meaning as in the Knowles Corporation 2014 Equity and Cash Incentive Plan.

“Beneficiary” shall mean the person or persons designated by a Participant to receive any payments which may be required to be paid pursuant to the Plan following his or her death, or in the absence of any such designated person, the Participant’s estate; provided, however, that a married Participant’s Beneficiary shall be his or her spouse unless the spouse consents in writing to the designation of a different Beneficiary. For purposes hereof, Beneficiary may be a natural person or an estate or trust.

Upon the acceptance by the Committee (or a designee of the Committee) of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled. A Participant’s designation of a Beneficiary (or any election to revoke or change a prior Beneficiary designation) must be made and filed with the Committee (or a designee of the Committee), in writing, on such form(s) and in such manner prescribed by the Committee (or a designee of the Committee). The Committee (or a designee of the Committee) shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee (or a designee of the Committee) prior to his or her death.

“Cause” shall mean a Participant is convicted of, or enters a plea of nolo contendere or similar plea to, a felony under applicable law, and the action constituting the felony has placed, or can reasonably be expected to place, the Company or an Affiliate or its employees at substantial legal or other risk or has caused or can reasonably be expected to cause, substantial harm, monetarily or otherwise, to the business, reputation or affairs of the Company or an Affiliate or its relations with employees, suppliers, distributors, or a customer.

“Change in Control” shall have the same meaning as in the Corporation’s 2014 Equity and Cash Incentive Plan.

“Committee” shall mean the Benefits Committee of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, and any regulations promulgated thereunder.

“Corporation” shall mean Knowles Corporation, a Delaware corporation, and any successor corporation by merger, consolidation or transfer of all or substantially all of its assets.

“Deferred Compensation Plan Account” shall mean the book entry-account under this Plan which shall be credited with (i) a Participant’s account balance under the Dover Deferred Compensation Plan as of the date of the spin-off of the Corporation by Knowles, including any bonus deferrals in respect of the 2013 Plan Year or deferrals in respect of long-term cash-based long-term incentive awards for performance periods ending in 2013 which are credited to a Participant’s account under the Dover Deferred Compensation Plan during 2014, and (ii) Earnings credited thereon, as provided in the Plan.

“Disability” with respect to a Participant’s Deferred Compensation Plan Account, means a disability which causes a Participant who has not met the requirements for Retirement to be eligible to receive disability benefits under his or her employer’s long-term disability benefits program, provided that any such disability meets the criteria specified in Section 1.409A-3(i)(4) of the Treasury Regulations, or, in the case of a Participant who does not meet the criteria specified above, a disability which would cause the Participant to be determined to be totally disabled by the Social Security Administration and eligible for social security disability benefits. A Participant’s Disability shall be deemed to have ended on the last day of the last month with respect to which he or she receives benefits described in the preceding sentence.

“Earnings” With respect to a Participant’s Deferred Compensation Plan Account, Earnings shall mean earnings and or losses on amounts credited to such account in accordance with Section 5 hereof.

“Effective Date” shall mean     , 2014.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Participant” shall mean only those employees of Knowles Corporation and its Affiliates, with respect to which Knowles Corporation assumed liabilities under the Dover Corporation Pension Replacement Plan or the Dover Corporation Deferred Compensation Plan pursuant to the Employee Matters Agreement. No other employees of Knowles Corporation and its Affiliates shall become Participants in the Plan on or after the Effective Date.

“Pension Replacement Plan Account” shall mean the book entry-account under this Plan based on the Participant’s frozen December 31, 2013 Accrued Benefit.

“Plan” shall mean the Knowles Corporation Executive Deferred Compensation Plan, as amended from time to time.

“Plan Year” shall mean the calendar year.

“Retirement” with respect to a Participant’s Deferred Compensation Plan Account, means the Participant’s termination of employment on or after (a) his or her 65th birthday, (b) his or her completion of ten (10) “years of service” and attainment of age 55. For purposes hereof, a year of service means each period of twelve (12) months of completed employment with the Corporation or an Affiliate or with Dover Corporation or an affiliate thereof.

“Specified Employee” shall mean an Employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and any applicable regulations or other pronouncements issued by the Internal Revenue Service with respect thereto. The determination of who the Specified Employees are as of any time shall be made by the Committee.

“Termination of Employment” shall mean a separation from the employment of the Corporation and its Affiliates for any reason, including, but not limited to, retirement, death, disability, resignation, dismissal, or the cessation of an entity as an Affiliate. Notwithstanding the foregoing, a Participant shall not be considered to have had a Termination of Employment if, for purposes of Section 409A of the Code, the Participant would not be considered to have had a “separation from service.”

Section 3. DEFERRAL OF COMPENSATION.

(a) Participants in the Plan shall not defer any additional compensation under the Plan. The Accrued Benefits under the Pension Replacement Plan shall be frozen as of December 31,2013, as adjusted under Section 5.1(a) for Termination of Employment. Instead, a Participant’s Deferred Compensation Plan Account shall be credited with interest, or earnings or losses, as set forth in the Plan.

(b) A Participant’s Accounts shall be 100% vested at all times, including Earnings thereon.

Section 4. MEASUREMENT OF EARNINGS.

(a) The measuring alternatives used for the measurement of Earnings on the amounts in a Participant’s Deferred Compensation Plan Account shall be selected by the Participant in writing or electronically pursuant to such procedures as shall be prescribed by the Committee from among the various measuring alternatives offered under the Plan from time to time, unless the Committee decides in its sole discretion to designate the measuring alternative(s) used to determine Earnings.

(b) In the event that various measuring alternatives are made available to Participants, each Participant may change the selection of his or her measuring alternatives as of the beginning of any Plan Year (or at such other times and in such manner as prescribed by the Committee (or its designee), in its sole discretion), subject to such notice and other administrative procedures established by the Committee(or a designee of the Committee).

(c) The Committee may, in its sole discretion, establish rules and procedures for the crediting of Earnings and the election of measuring alternatives pursuant to this Section 5.

Section 5. DISTRIBUTION OF BENEFITS.

5.1 Pension Replacement Plan Account.

(a) As of the date of a Participant’s Termination of Employment, the Participant’s Accrued Benefit shall (i) be adjusted by multiplying the Accrued Benefit by a fraction, the numerator of which is the “Applicable Percentage” (as defined in the Pension Replacement Plan) that would have been in effect under the Pension Replacement Plan as of the date of Termination of Employment, and the denominator of which is the Applicable Percentage in effect under the Pension Replacement Plan as of December 31, 2013, and then (ii) the adjusted Accrued Benefit shall be converted into a single lump sum amount as of the date of Termination of Employment using the annuity conversion and other applicable factors as in effect on the date of the Participant’s Termination of Employment. The lump sum shall be based on the methodology provided in the Dover Pension Plan, Program SI as of December 31, 2013.

(b) If the lump sum value of a Participant’s Accrued Benefit, determined as set forth in Section 5.1(a), is $500,000 or less, the entire lump sum amount shall be paid out in a single payment as soon as practicable after the date of Termination of Employment but in no event later than ninety (90) days after the date of Termination of Employment.

(c) If the lump sum value of a Participant’s Accrued Benefit, determined as set forth in Section 5.1(a), exceeds $500,000, 75% of the lump-sum value of such amount shall be paid out in a lump sum as soon as practicable after his or her Termination Date, but in no event later than ninety (90) days after his or her Termination Date, and 20% of the remaining lump-sum value shall be paid on or about each of the next subsequent five anniversary dates of the date as of which the initial lump-sum payment was made or, if the initial payment was subject to the six month payment delay in this Section 5.1, the anniversary of the date on which the initial payment would have been made if the six month payment delay were not applicable, but in no event later than ninety (90) days after the applicable anniversary date.

(d) Notwithstanding the foregoing, the Accrued Benefit of a Participant who on the date of his or her Termination of Employment is a Specified Employee shall be converted to a lump sum as of the date of Termination of Employment as provided in Section 5.1(a) and then increased with interest at the “First Segment Rate” (within the meaning of Section 430(h)(2)(C)(i) of the Code) as such rate is in effect on the date as of which the benefit is to be paid (or commence to be paid), and (iii) paid (or commence to be paid) as of the first day of the month coincident with or next following six months after his or her Termination Date, but in no event later than ninety (90) days after such date.

(e) Notwithstanding any provision in the Plan to the contrary, If the Committee determines, whether prior to or after Termination of Employment, that a Participant has engaged in conduct that constitutes Cause (including conviction of, or plea to, a felony), the Committee shall revoke that Participant’s status as a Participant in this Plan and if the Participant is still employed, his or her Accrued Benefit, as adjusted under Section 5.1(a), shall be forfeited in its entirety and he or she shall cease to be a Participant in the Plan. If the Committee determines, after a Participant’s Termination of

Employment, that the participant has engaged in conduct that constitutes Cause (including conviction of, or plea to, a felony), the Participant’s Accrued Benefit, as adjusted in Section 5.1(a), shall be forfeited in its entirety and the Participant shall be required to repay any portion of the Accrued Benefit that has already been distributed to him or her. If the Committee reasonably believes that a Participant has engaged in conduct that could provide the basis for a conviction of, or plea to, a felony and thus constitute Cause, the Committee may withhold any or all payments of the Accrued Benefit, as adjusted in Section 5.1(a), to that Participant until the Committee reasonably concludes that such conduct will not result in a conviction of, or plea to, a felony by that participant.

5.2 Deferred Compensation Plan Account.

(a) Upon a Participant’s Retirement or Disability, his or her Deferred Compensation Plan Account shall be payable over a period of five (5), ten (10) or fifteen (15) years, or in a single lump sum payment, as elected by the Participant in his or her deferred compensation election pursuant to the provisions of the Dover Corporation Deferred Compensation Plan. If a Participant has failed to make a valid distribution election, the distribution shall be made in annual installments over a ten (10) year period.

(b) In the event a Participant dies prior to the distribution of the Participant’s entire Deferred Compensation Plan Account, distribution of the Participant’s Deferred Compensation Plan Account (or the remaining balance thereof) shall be made in a single lump sum payment on such date as the Committee shall determine; provided, however, that such date shall be within ninety (90) days following the Participant’s death or such later date as shall meet the requirements of Section 409A of the Treasury Regulations.

(c) If a Participant incurs a Termination of Service, voluntarily or involuntarily, for reasons other than Retirement, death or Disability, the value of the Participant’s Deferred Compensation Account balance shall be paid in a single lump sum payment.

(d) All distributions from the Deferred Compensation Plan Account (other than distributions on account of death or Hardship) shall be made in accordance with the following procedure: the Participant’s Deferred Compensation Plan Account shall be valued as of the January 31st of the Plan Year next following the Plan Year in which the Participant’s Retirement, Disability, death, Termination of Employment or other “distributable event” occurs. If the distribution is to be made in a single lump sum payment, the lump sum shall be paid as soon as administratively practicable following the January 31st as of which the valuation described above is made, but in no event later than the March 31st following such valuation. If the distribution is to be made in installments, the same January 31st valuation described above shall be made and then divided by the number of years over which the installment payments are to be made. Such amount shall be paid as soon as administratively practicable after the determination is made, but in no event later than the March 31st following such January 31st valuation. A new valuation and annual installment amount (based on the number of remaining annual installments to be made) shall be determined as of each subsequent January 31st during which installment payments are to be made and such payments shall be made no later than the March 31st following each such determination. As used herein, “distributable event” shall mean the date of a Participant’s Retirement, Disability, death or Termination of Service; provided, however, that if a Participant has elected to have a payment deferred for a specified period following Retirement, “distributable event” with respect to such payment shall mean the year to which the payment is deferred. All distributions shall be made in cash.

(e) Notwithstanding the foregoing, if the Deferred Compensation Plan Account from which all initial installment payments which begin to be made during a year is $50,000 or less as of the applicable January 31st valuation described above, the entire amount remaining in such Deferred Compensation Plan Account shall be distributed in a single lump sum payment as soon as administratively practicable following such January 31st valuation, but in no event later than the March 31st following such January 31st valuation.

(f) Notwithstanding any provision of the Plan to the contrary, no distribution of the Deferred Compensation Plan Account to a Specified Employee following his or her Termination of Employment (other than as the result of the Specified Employee’s death) shall be made (or commence to be made) earlier than the first day of the month coincident with or next following six months after his or her Termination of Employment. Any distribution subject to this provision shall be delayed until the end of the six-month period, and any payment due within the six-month period shall be paid at the beginning of the seventh month following the date of the Specified Employee’s Termination of Employment.

5.3 SECTION 409A.

(a) It is intended that (a) this Plan and all benefits payable thereunder shall comply in all material respects with the applicable provisions of Section 409A of the Code; (b) to the maximum extent possible each provision of the Plan, and any actions taken pursuant to the Plan, shall be interpreted so that any such provision or action shall be deemed to be in compliance with Section 409A of the Code; and (c) no election made by a Participant hereunder, and no change made by a Participant to a previous election shall be accepted if the Committee determines that acceptance of such election or change could violate any of the requirements of Section 409A of the Code, resulting in early taxation and penalties. Neither the Company nor its current employees, officers, directors, representatives or agents shall have any liability to any current or former Participant with respect to any accelerated taxation, additional taxes, penalties or interest for which any current or former Participant may become liable in the event that any amounts payable under the Plan are determined to violate Section 409A of the Code.

(b) The entitlement to a series of installment payments under the Plan shall be treated as a single payment for purposes of Section 409A, including for purposes of the subsequent changes in the time or form of payment as provided in Treasury Regulation Section 1.409A-2(b)(2).

(c) Although it is intended that payments scheduled to be made under the Plan shall be made as provided herein, in no event shall any such payment be made later than the end of the calendar year in which the scheduled payment was to have been made, or, if later, prior to the 15th day of the third month following the date as of which the scheduled payment was to have been made; provided, however, that the Participant shall not have any direct or indirect discretion to designate the taxable year in which such payment is to be made. For purposes hereof, the scheduled payment date of a payment that is scheduled to be made during a 90-day period shall be the first day of the 90-day period.

Section 6. HARDSHIP WITHDRAWALS.

(a) Upon the request of a Participant, the Committee, in its sole discretion, may approve, due to the Participant’s “Unforeseeable Emergency,” an immediate lump sum distribution to the Participant of all or a portion of a Participant’s unpaid Deferred Compensation Plan Account. For the purposes of this Section 9, a Participant shall experience a “Unforeseeable Emergency” if, and only if, such Participant experiences a severe financial hardship as defined in Section 409A of the Code. Hardship Withdrawals shall not be permitted from the Pension Replacement Plan Account.

(b) The amount to be paid pursuant to Section 7.1 of the Plan shall not exceed the amount necessary to satisfy the applicable Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance other otherwise or by liquidation of the Participant’s assets (to the extent such assets would not itself cause severe hardship).

Section 7. CHANGE IN CONTROL

Notwithstanding any other provision of the Plan to the contrary, upon a Change in Control, the Plan shall immediately terminate and a Participant’s Accounts shall be paid to him or her in a lump sum within 60 days after the Change in Control or, if later, as soon as administratively practicable after the Change in Control. An event shall not be considered to be a “Change in Control” if, for purposes of Section 409A of the Code, such event would not be considered to be a change in control.

Section 8. CLAIMS PROCEDURES.

(a) Initial Claim.

(i) Any claim by an Employee, Participant or Beneficiary (“Claimant”) with respect to eligibility, participation benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within ninety (90) days after the Committee or its designee receives the claim, provided that in the event of special circumstances such period may be extended.

(ii) In the event of special circumstances, the ninety (90) day period may be extended for a period of up to ninety (90) days (for a total of one hundred eighty (180) days). If the initial ninety (90) day period is extended, the Committee or its designee shall notify the Claimant in writing within ninety (90) days of receipt of the claim. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination shall be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Committee’s request for information, or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided.

(iii) If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

(iv) If a claim is wholly or partially denied, the notice to the Claimant shall set forth:

(A) The specific reason or reasons for the denial;

(B) Specific reference to pertinent Plan provisions upon which the denial is based;

(C) A description of any additional material or information necessary for the Claimant to complete the claim request and an explanation of why such material or information is necessary;

(D) Appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(E) A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(b) Claim Denial Review.

(i) If a claim has been wholly or partially denied, the Claimant may submit the claim for review by the Committee. Any request for review of a claim must be made in writing to the Committee no later than sixty (60) days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The Claimant or his or her duly authorized representative may:

(A) Upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and

(B) Submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

(ii) The decision of the Committee upon review shall be made within sixty (60) days after receipt of the Claimant’s request for review, unless special circumstances (including, without limitation, the need to hold a hearing) require an extension. In the event of special circumstances, the sixty (60) day period may be extended for a period of up to one hundred twenty (120) days.

(iii) If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

(iv) The Committee, in its sole discretion, may hold a hearing regarding the claim and request that the Claimant attend. If a hearing is held, the Claimant shall be entitled to be represented by counsel.

(v) The Committee’s decision upon review on the Claimant’s claim shall be communicated to the Claimant in writing. If the claim upon review is denied, the notice to the Claimant shall set forth:

(A) The specific reason or reasons for the decision, with references to the specific Plan provisions on which the determination is based;

(B) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(C) A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c) All interpretations, determinations and decisions of the Committee with respect to any claim, including without limitation the appeal of any claim, shall be made by the Committee, in its sole discretion, based on the Plan and comments, documents, records, and other information presented to it, and shall be final, conclusive and binding.

The claims procedures set forth in this Section are intended to comply with United States Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by United States Department of Labor Regulation § 2560.503-1.

Section 9. NO FUNDING OBLIGATION.

(a) The Plan shall not be construed to require the Corporation to fund any of the benefits payable under the Plan or to set aside or earmark any monies or other assets specifically for payments under the Plan. Each participating company shall pay its share of the expenses of the Plan as the Corporation may determine from time to time in the manner specified herein. Each participating company shall be liable for and shall pay its fair share of the expenses of operating the Plan. The amount of such charges to each employer shall be determined by the Corporation, in its sole discretion.

(b) This Plan is “unfunded”; benefits payable hereunder shall be paid by the Corporation out of its general assets. Participants and their Beneficiaries shall not have any interest in any specific asset of the Corporation as a result of this Plan. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst the Corporation, any employer, the Committee, and the Participants, their Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the Corporation and no person other than the Corporation shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

Section 10. NON-TRANSFERABILITY OF RIGHTS UNDER THE PLAN.

The benefits payable or other rights under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution, or levy of any kind, and any attempt to be so subjected shall not be recognized.

Section 11. MINORS AND INCOMPETENTS.

(a) In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan.

(b) Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

Section 12. ASSIGNMENT.

The Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that the Corporation sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Corporation shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

Section 13. LIMITATION OF RIGHTS.

Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of the Corporation or its Affiliate’s as an executive or in any other capacity or to interfere with the right of the Corporation or its Affiliate to discharge him or her at any time for any reason whatsoever.

Section 14. ADMINISTRATION.

(a) On behalf of the Corporation, the Plan shall be administered by the Committee or, to the extent specifically permitted under the terms of the Plan, a designee of the Committee; provided that, if any authority to administer is delegated by the Committee, such administration shall be subject to the oversight of the Committee. The Committee (or its designee) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and (e) to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or any designee) with respect to any matter arising under the Plan and any other Plan documents including, without limitation, any question concerning eligibility and the interpretation and administration of the Plan shall be final, binding and conclusive on all parties. To the extent that a form prescribed by the Committee to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of this Plan and (ii) decisions or rules made by the Committee pursuant to the authority granted to the Committee under the Plan.

(b) Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law.

Section 15. AMENDMENT OR TERMINATION OF PLAN.

On behalf of the Corporation, the Committee may, in its sole and absolute discretion, amend the Plan from time to time and at any time in such manner as it deems appropriate or desirable, and the Committee may, in its sole and absolute discretion, terminate the Plan for any reason from time to time and at any time in such manner as it deems appropriate or desirable.

Section 16. SEVERABILITY OF PROVISIONS.

In case any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 17. ENTIRE AGREEMENT.

This Plan, along with the Participant’s elections hereunder, constitutes the entire agreement between the Corporation and the Participant pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein. No agreements or representations, other than as set forth herein, have been made by the Corporation with respect to the subject matter herein.

Section 18. HEADINGS AND CAPTIONS.

The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

Section 19. NON-EMPLOYMENT.

The Plan is not an agreement of employment and it shall not grant an employee any rights of employment.

Section 20. PAYMENT NOT SALARY.

Except to the extent a plan otherwise provides, any Benefits payable under this Plan shall not be deemed salary or other compensation to the Participant or Beneficiary for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Corporation.

Section 21. GENDER AND NUMBER.

Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

Section 22. WITHHOLDING.

The Corporation shall have the right to deduct (or cause to be deducted) from any amounts otherwise payable to the Participant or other payee, whether pursuant to the Plan or otherwise, or otherwise to collect from the Participant or other payee, any required withholding taxes with respect to benefits under the Plan.

Section 23. CONTROLLING LAW.

The Plan is established in order to provide deferred compensation to a select group of management and highly compensated employees within the meanings of Sections 201(2) and 301(a)(3) of ERISA. The Plan is intended to comply with the requirements imposed under Section 409A of the Code and the provisions of the Plan shall be construed in a manner consistent with the requirements of such section of the Code. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Corporation reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Illinois without giving effect to conflict of law provisions.